SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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OXFORD RESIDENTIAL PROPERTIES I

A MARYLAND LIMITED PARTNERSHIP
(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT
FOR
OXFORD RESIDENTIAL PROPERTIES I
A MARYLAND LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071

March [__], 2005

Dear Limited Partner:

We are sending you this information statement to inform you that the partnership has agreed to permit our wholly owned subsidiary, ORP One, L.L.C., or ORP 1, to accept a loan from AIMCO Properties, LP, which is an affiliate of our managing general partner, Oxford Residential Properties I Corporation. This loan will fund that portion of the estimated $3.8 million redevelopment costs for the Fairlane East property owned by ORP 1, located in Dearborn, Michigan which ORP 1 is unable to first fund through a combination of (1) retention of cash flow, and (2) refinancing of the Fairlane East property with third-parties to the extent practicable. Based on the projected redevelopment budget, we estimate that the total amount of the loan will be approximately $3.2 million. Due to existing debt obligations of the property, ORP 1 was unable to obtain third-party financing for the debt portion of the redevelopment costs, which is why AIMCO Properties, LP has offered to fund the loan.

We also want to inform you that the partnership has agreed to permit ORP 1 to pay another affiliate of our managing general partner (1) a redevelopment planning fee to plan and structure the redevelopment process, and (2) a redevelopment supervision fee to supervise the redevelopment process. The redevelopment planning fee will be equal to $25,000. The redevelopment supervision fee will be equal to 4% of the actual redevelopment costs for the Fairlane East property and, based on the current estimated redevelopment costs, will be an amount equal to approximately $152,000. Our managing general partner has determined that the redevelopment fees are not in excess of fees that ORP 1 would have to pay to a third-party provider of these services and that an affiliate of the partnership will provide them more efficiently than a third-party.

Our partnership agreement prohibits a loan to ORP 1 by our general partners or their affiliates other than to cover operating deficits or other contingencies relating to ORP 1’s Fairlane East property. Our partnership agreement also prohibits ORP 1 from entering into any contract with our general partners and their affiliates (except for limited exceptions not available in these circumstances). However, these prohibitions may be waived by the consent of limited partners owning more than 50% of the outstanding limited partnership units. As more fully described below, affiliates of our managing general partner holding greater than 50% of the limited partnership units intend to consent to the loan and redevelopment services waiver.

This information statement contains information about the redevelopment plans for ORP 1’s Fairlane East property, the planned funding of the redevelopment, and the reasons that our managing general partner has decided that the redevelopment, the loan and the provision of the redevelopment services are in the best interests of ORP 1, the partnership and the limited partners. Our managing general partners has conflicts of interest with respect to the loan and the redevelopment services that are described in greater detail herein.

WE RE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The date of this information statement is March [__], 2005

This information statement is first being mailed to the limited partners on or about the date hereof to all holders at the close of business on March [___], 2005 of the limited partnership units of the partnership.

REASONS FOR THE LOAN AND REDEVELOPMENT SERVICES

Our managing general partner believes that the redevelopment of ORP 1’s Fairlane East property, including the redevelopment services, and the planned funding of the redevelopment, including the loan, are in the best interests of ORP 1, the partnership and our limited partners. In making its determination, our managing general partner considered a number of factors, including the following.

•	Our managing general partner believes that redevelopment of the property will eventually allow an increase in the net operating income at the property and will permit the property to remain competitive with other rental properties in the local market.

•	Our managing general partner believes that if the redevelopment does not occur, the property will still require in excess of $1.4 million in improvements to remedy existing structural problems, including gutter, downspout, fascia board and signage repair and replacement as well as repair and replacement of curbs, walks and pavement, but these structural improvements are not of the type which will increase the net operating income available with respect to the property.

•	In addition, our managing general partner believes that if the redevelopment does not occur, the competitiveness of the property with respect to other available communities in the local market will continue to decline as most of such communities have already been redeveloped and are in better condition and have better amenities than our property.

•	Our managing general partner has determined that third-party financing is not available for the portion of the redevelopment costs proposed to be funded by AIMCO Properties, LP, and without the loan the redevelopment cannot occur.

•	Our managing general partner has determined that the redevelopment fees to be paid to its affiliate are not in excess of the fees that ORP 1 would have to pay a third-party to perform the redevelopment services, and that, as an affiliate, it is more familiar with the Fairlane East property and will be able to plan and supervise the redevelopment more efficiently than a third-party.

In general, the partnership regularly evaluates the capital needs and competitive position of our properties and the properties of our subsidiaries by considering various factors, such as the partnership’s and subsidiary’s financial positions and real estate market conditions. The partnership monitors the specific locale and sub-market conditions (including stability of the surrounding neighborhood) of our properties and those of our subsidiaries, evaluating resident demand, current trends, competition, new construction and economic changes. The partnership oversees each such asset’s operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for a property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered. Another significant factor that the partnership considers is the tax consequences of a particular sale of property. After taking into account the foregoing considerations, we believe it to be in the best interests of ORP 1, the partnership and our limited partners to redevelop ORP 1’s Fairlane East property.

For these reasons, our managing general partner has approved the redevelopment of the property and the planned funding of the redevelopment, including a loan by AIMCO Properties, LP and the provision of the redevelopment services by an affiliate of our managing general partner, which are described in greater detail below.

THE PROPERTY

The partnership has owned and operated the Fairlane East property since 1985. The property is a 244-unit apartment complex located in Dearborn, Michigan. To our knowledge, the property has not undergone major renovation or redevelopment since its construction in 1973.

THE REDEVELOPMENT

The planned redevelopment of the property includes improvements to building structures, apartment interiors, common areas and the property site. The property exterior requires repair of fascia boards and gutters. Interior upgrades to the property’s apartment units will include upgrades to kitchen appliances such as refrigerators, stoves, microwaves and dishwashers, as well as upgrades to cabinets, fixtures and lighting. Common area upgrades will include the addition of a fitness center. In addition, the property site redevelopment will include improvements to the parking lots, landscaping, exterior lighting and sidewalks.

We currently estimate that the redevelopment will be completed by October, 2005, but many factors could cause the redevelopment period to vary from our estimate, including shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, scheduling problems, weather interference or natural disasters. We expect that the interior improvements will occur simultaneously with the exterior redevelopment and will not require residents to vacate units before interior improvements can be completed.

We currently estimate that the total redevelopment costs will be approximately $3.8 million, excluding any interest on the loan to ORP 1 by AIMCO Properties, LP. Of course, our estimate is based on information known to us at this time. Many factors could cause the actual redevelopment costs to vary from our estimate, including construction cost overruns and unforeseen environmental or engineering problems.

ORP 1 plans to use an affiliate of our managing general partner to review the local market where the Fairlane East property is located and to plan and supervise the redevelopment of such property. ORP 1 intends to pay this affiliate a redevelopment planning fee of $25,000 and a redevelopment supervision fee of 4% of the actual redevelopment costs for the Fairlane East property, or approximately $152,000 based on the current estimated redevelopment costs.

REDEVELOPMENT FUNDING

ORP 1 proposes to fund the redevelopment through a combination of (1) retention of cash flow, (2) refinancing of the Fairlane East property with third-parties to the extent practicable, and (3) a loan to ORP 1 by AIMCO Properties, LP, an affiliate of our managing general partner, as described in further detail below.

ORP 1 plans to retain cash flow that would otherwise be distributed to the partnership for use as its first source of redevelopment funding. As a result, ORP 1 will stop making cash flow distributions as soon as practicable, but in no event sooner than 20 days after the mailing of this information statement. ORP 1 does not plan to resume cash flow distributions to the partnership until the redevelopment is completely funded and the loan to ORP 1 by AIMCO Properties, LP is fully repaid. We estimate that ORP 1 will resume cash flow distributions to the partnership by the beginning of the fourth quarter of 2006 based on information known to us at this time and ORP 1’s projected budget for the redevelopment. Many factors could cause this period to vary, including a change in ORP 1’s projected cash flow, a change in the projected costs of the redevelopment or the availability of alternative funding sources. Based on information known to us at this time, we anticipate that during this period ORP 1 will withhold approximately $1.4 million of cash flow otherwise distributable to the partnership, but this amount may vary as the result of many factors, including changes in local market rent rates, occupancy rates, bad debt expense and environmental or other regulatory liabilities experienced by ORP 1 and its properties and ORP 1’s ability to utilize other funding sources as described below.

ORP 1 currently plans to refinance its Fairlane East property with third-parties to the extent practicable. This refinancing may include a refinancing at the scheduled maturity date of its existing indebtedness or a second mortgage on our assets. If a portion of the redevelopment remains unfunded at the time of any refinancing, ORP 1 will use the refinancing proceeds to fund the redevelopment. ORP 1 will not distribute any remaining proceeds to the partnership until the redevelopment is fully funded and the loan to it by AIMCO Properties, LP is fully repaid. We do not anticipate that third-party refinancing of ORP 1’s indebtedness will be available to it prior to the beginning of the fourth quarter of 2006, but such availability may change as the result of various factors, including changes in existing real estate, debt market and general economic conditions and the economic performance of ORP 1 and its properties.

Finally, if during any month of the redevelopment the costs exceed the total amount of ORP 1’s funding after it has used all the sources described above, AIMCO Properties, LP, an affiliate of our managing general partner, will make a loan to ORP 1 in an amount equal to the shortfall. This loan will accrue interest at an annual rate of 10%, compounded monthly. The principal and accrued interest on this loan will be payable in full at any time upon demand of AIMCO Properties, LP. If at any time ORP 1 accumulates more funds than it needs to pay the remaining redevelopment costs, then it will first repay the entire outstanding balance of and accrued interest on the loan made to it by AIMCO Properties, L.P. before it resumes any distributions to the partnership. Based on our projected redevelopment budget, we estimate that the total principal amount of and any accrued interest on the loan will amount to approximately $3.2 million by the beginning of the fourth quarter of 2005, and will be repaid at the beginning of the fourth quarter of 2006 as described above. Or course many factors could cause the actual size of the loan to vary from this estimate, including changes in redevelopment cost and availability of funding sources.

APPROVAL OF THE LOAN AND REDEVELOPMENT SERVICES

Our managing general partner has approved the redevelopment of ORP 1’s Fairlane East property and the planned funding of the redevelopment, including the loan by AIMCO Properties, LP and the provision of redevelopment services by another affiliate of our managing general partner, and determined that they are in the best interests of ORP 1, the partnership and our limited partners.

Section 5.03 of our partnership agreement prohibits our general partners and their affiliates from making any loan to ORP 1 with respect any residential property owned by ORP 1, except for loans made by affiliates of the general partners for operating deficits of or other contingencies relating to residential properties. In addition, Section 5.03 also prohibits our general partners and their affiliates from selling any goods or services to ORP 1 (except for limited exceptions not available in these circumstances). Section 10.02 of our partnership agreement provides that the agreement may be amended by a vote of our limited partners owning a majority of the outstanding limited partnership units entitled to vote. Consequently, the loan and the provision of the redevelopment services to ORP 1 requires the consent and waiver of the provisions prohibiting such loan and services by limited partners holding a majority of our outstanding limited partnership units entitled to vote.

As of March 3, 2005, there were 23,558 limited partnership units issued and outstanding. Each limited partnership unit represents approximately 0.004245% of our outstanding limited partnership units. Affiliates of our managing general partner currently own 13,817 limited partnership units or approximately 58.65% of our outstanding limited partnership units as set forth in the table below. These holders have agreed to give their written consent to the provision of the loan and redevelopment services to ORP 1.

Name and Address	Number of Limited Partnership
of Beneficial Owner	Units	Percent of Class

AIMCO Properties, LP (an affiliate of AIMCO)	8,820	37.44%

ORP Acquisition Partners, L.P. (an affiliate of AIMCO)	4,997	21.21%

Total:	13,812	58.65%

AIMCO Properties, L.P., is indirectly ultimately controlled by AIMCO. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver Colorado 80237.

ORP Acquisition Partners, L.P. is indirectly ultimately owned by AIMCO. Its business address is 55 Beattie Place, Greenville, South Carolina 29602.

Upon receipt of these consents, the holders of a majority of the limited partnership units will have consented to the provision of the loan and redevelopment services to ORP 1 and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to such loan and services. Accordingly, we are not soliciting any other votes. Such written consent shall have an effective date as of March [___], 2005, which is at least 20 days after the mailing of this information statement. The consent will give ORP 1 the right to accept the loan and redevelopment services.

INTEREST OF CERTAIN PERSONS IN THE LOAN

Our managing general partner has a conflict of interest with respect to the loan and the provision of the redevelopment services to ORP 1. As described in further detail above in “Redevelopment Funding,” AIMCO Properties, LP is an affiliate of our managing general partner and will be repaid the outstanding balance of the loan plus accrued interest before ORP 1 will be permitted to resume any distributions to the partnership. Our managing general partner’s affiliate will also be paid the redevelopment fees before the partnership will receive any distributions from ORP 1. Further, Apartment Investment and Management Company, or AIMCO, and its affiliates hold an ownership interest in our managing general partner as well as 58.65% of the outstanding limited partnership units of the partnership. As a result, AIMCO is in a position to influence all voting decisions with respect to the partnership. (See “Approval of the Loan and Redevelopment Services” for a discussion of AIMCO’s effective voting control.) Although our managing general partner owes fiduciary duties to our limited partners, it also owes fiduciary duties to AIMCO, which is its ultimate parent company. As a result, our managing general partner’s duties to the partnership and our limited partners may come into conflict with its duties to AIMCO.

PLANS AFTER THE REDEVELOPMENT

After completion of the redevelopment, ORP 1 plans to continue to hold and operate its Fairlane East property and increase rents to reflect the improvements to the property resulting from the redevelopment.

PARTNERSHIP BUSINESS

The partnership was formed on January 19, 1984, under the Maryland Revised Uniform Limited Partnership Act, to acquire, own and operate residential properties. The general partners of the partnership are Oxford Residential Properties I Corporation and Oxford Fund I Limited Partnership. Oxford Residential Properties I Corporation serves as the managing general partner. The partnership sold $25,714,000 units in a public offering that concluded on October 18, 1985. The net offering proceeds were used to acquire residential properties. Effective September 20, 2000, AIMCO, acquired a 100% ownership interest in our managing general partner’s sole shareholder.

We have no employees. Management and administrative services are performed by our managing general partner and by agents retained by it. An affiliate of our managing general partner provides property management services for our properties.

For information on certain of our pending litigation, please refer to our most recent reports on Forms 10-KSB and 10-QSB (for the year ended December 31, 2003 and for each of the three months ended March 31, 2004, June 30, 2004 and September 30, 2004) filed with the Securities and Exchange Commission.

PARTNERSHIP PROPERTIES

The following table sets forth the partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

The Landings Apartments, Indianapolis, Indiana	10/31/84	Fee ownership, subject to a first mortgage	Apartment – 150 units

Raven Hill Apartments, Burnsville, Minnesota	12/24/86	Fee ownership, subject to a first mortgage	Apartment – 304 units

Fairlane East, Dearborn, Michigan	12/23/85	Fee ownership, subject to a first mortgage	Apartment – 244 units

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP

We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.

You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.

You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, telephone: (800) 217-9608.

NO APPRAISAL RIGHTS

Our limited partners are not entitled to dissenters’ appraisal rights under Maryland law or our partnership agreement in connection with the loan to ORP 1 by AIMCO Properties, LP to fund the redevelopment or the provision to ORP 1 of the redevelopment services by another affiliate of our managing general partner.

REGULATORY APPROVALS

Other than the filing and distribution of this information statement, no regulatory approvals are required for the loan to ORP 1 by AIMCO Properties, LP to fund the redevelopment or the provision to ORP 1 of the redevelopment services by another affiliate of our managing general partner.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners.

The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071;

By telephone:	(800) 217-9608

By facsimile:	(201) 460-0050

A limited partner may also use the above telephone number, facsimile number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.